Exhibit 99.1

Contact: Brian Dingerdissen
For release: Feb. 26, 2020	Essential Utilities, Inc. Investor Relations O: 610.645.1191 BJDingerdissen@Essential.co Gretchen Toner Communications and Marketing O: 610.645.1175 Media@Essential.co

ESSENTIAL UTILITIES, INC. REPORTS EARNINGS FOR 2019

•	Reports 2019 earnings per share (GAAP) of $1.04; adjusted income per share of $1.47 (non-GAAP), excluding Peoples transaction-related expenses

•	Invests a record $550 million to improve infrastructure systems

•	Municipal water and wastewater acquisitions add approximately 12,000 customers

•	On Feb. 3, Aqua America, Inc. changes name to Essential Utilities, Inc. and ticker to WTRG

BRYN MAWR, PA – Essential Utilities, Inc. (NYSE:WTRG) (Essential), formerly Aqua America, Inc., today reported results for the fourth quarter and year ended Dec. 31, 2019. The new name and ticker became effective Monday, Feb. 3, 2020 to reflect the combination, following the pending acquisition of Peoples, a natural gas distribution company, of regulated water utilities and natural gas utilities that offer essential utility services to customers. Upon completion of the acquisition, the water and wastewater utility services will be provided through Essential Utilities’ Aqua companies and the natural gas utility services will be provided primarily through its Peoples natural gas companies.

Full-year 2019 operating results

Essential reported total operating revenues of $889.7 million in 2019, an increase of 6.2 percent compared to $838.1 million in the prior year. Rates and customer growth from both acquisitions and organic growth were the largest contributors to the increase in revenues.

Operations and maintenance expenses were $333.1 million for 2019 compared to $308.5 million in the prior year. Peoples transaction-related expenses, employee-related costs, and growth-related costs were the primary drivers of the increase in operations and maintenance expenses. The expense growth rate would have been more in line with Essential’s historic expectations without the impact from current and prior year items, such as a favorable regulatory liability adjustment recognized in 2018 and the Peoples transaction-related expenses and acquisition costs in 2019 and 2018.

For the full year 2019, Essential reported net income of $224.5 million (GAAP) or $1.04 per share (GAAP), compared to $192.0 million (GAAP) or $1.08 per share (GAAP) in 2018, an increase in net income of 17.0 percent from the prior year. Excluding the Peoples transaction-related items and the additional shares issued through the April 2019 equity offerings, adjusted income for 2019 was $263.5 million (non-GAAP) or $1.47 per share (non-GAAP), compared to $1.41 per share (non-GAAP) in 2018, an increase in adjusted income per share of 4.3 percent from the prior year. Higher earnings from rates and surcharge revenues and customer growth contributed to the strong performance in net income. The mark-to-market adjustment on interest rate swaps also contributed favorably to GAAP earnings growth. Please refer to the reconciliation of GAAP to non-GAAP financial measures later in this press release for additional information on Essential’s use of non-GAAP financial measures as a supplement to its GAAP results.

“2019 marked a historic year for the company with record capital spending of $550 million on infrastructure improvements, our announcement of an agreement with Delaware County Regional Water Quality Control Authority (DELCORA), which represents the largest municipal acquisition in our history, receiving Kentucky and West Virginia regulatory approval of the Peoples transaction, and completing Pennsylvania’s rate proceeding to begin recovery of our infrastructure investment,” said Essential Chairman and CEO Christopher Franklin. “These accomplishments and the introduction of our new company name, Essential, have positioned us to play an important role in solving today’s infrastructure challenges and support our mission of delivering safe and reliable natural resources that are essential to everyday life.”

Fourth quarter 2019 operating results

Revenues increased to $226.0 million in the fourth quarter compared to $205.7 million in the same period of 2018, an increase of 9.9 percent. Rate and surcharges, volume and customer growth increased revenues.

Operations and maintenance expenses in the fourth quarter of 2019 were $85.3 million compared to $92.4 million in 2018. The Peoples-related transaction items in 2018 were the largest driver of this decrease.

For the fourth quarter 2019, Essential reported net income of $64.2 million (GAAP) or $0.28 per share (GAAP) compared to the net loss of $3.7 million (GAAP) or $0.02 per share (GAAP) for the fourth quarter of 2018. The increase in GAAP earnings was a result of increased rates and surcharges, a prior year mark-to-market adjustment on interest rate swaps and other transaction expenses related to the Peoples transaction in 2018. Excluding the impact of the Peoples transaction, adjusted income for the fourth quarter of 2019 was $61.4 million (non-GAAP) or $0.34 per share (non-GAAP), compared to $55.2 million (non-GAAP) or $0.31 (non-GAAP) in 2018. Please refer to the reconciliation of GAAP to non-GAAP financial measures later in this press release for additional information on Essential’s use of non-GAAP financial measures as a supplement to its GAAP results.

Dividend

On Jan. 31, 2020, Essential’s board of directors declared a quarterly cash dividend of $0.2343 per share of common stock. This dividend is payable on March 1, 2020, to all shareholders of record on Feb. 14, 2020. The March dividend marks the 75th year Essential has paid a consecutive quarterly dividend.

Water utility acquisition growth

In 2019, Essential invested $59.7 million to acquire eight water and wastewater systems. These acquisitions added approximately 12,000 new customers to the company’s operating footprint. Coupled with organic growth, the company increased its customer base by 2.1 percent with 21,114 new customer connections.

In December, Essential announced the completed acquisitions of the Cheltenham Township wastewater system for $50.25 million and the Phoenixville Borough water system for $3.5 million, both in Pennsylvania, and the Skyline water and wastewater systems for $3.5 million and the Village of Grant Park wastewater system for $2.3 million, all in Illinois. To date in 2020, the company also completed the purchase of the City of Campbell’s water system, which serves about 3,200 customer connections in Ohio, for $7.5 million.

The company currently has three signed purchase agreements for other municipal wastewater acquisitions that are expected to serve approximately 205,000 equivalent retail customers and add approximately $327 million in expected rate base upon closing. This includes a signed purchase agreement with DELCORA to acquire the municipal authority’s wastewater assets for $276.5 million. The pending transaction is subject to Pennsylvania Public Utility Commission approval. Essential estimates that DELCORA serves the equivalent of 198,000 retail customers. The customer base consists of retail, commercial and industrial customers and wholesale agreements with 42 municipal authorities in Southeast Pennsylvania. Its assets include 168 miles of combined and separate sewer mains, 14 miles of large-diameter force mains, and a 50-million gallon-per-day wastewater treatment plant. DELCORA will be the largest municipal transaction the company has ever completed.

The pipeline of potential water and wastewater municipal acquisitions the company is actively pursuing represents approximately 320,000 total customers. The company expects overall water and wastewater customer growth to be between 2 and 3 percent annually, depending upon regulatory approval.

Peoples acquisition regulatory update

Peoples is a natural gas distribution utility that serves over 746,000 customer connections in Western Pennsylvania, Kentucky and West Virginia. In March 2019, Essential received regulatory approval for the Peoples transaction from the Kentucky Public Service Commission, in April 2019, the company received approval from the West Virginia Public Service Commission, and in January 2020, the company received approval from the Pennsylvania Public Utility Commission. Essential now expects the Peoples acquisition will close on March 16, 2020.

Capital expenditures

In 2019, Essential invested a record $550 million to rehabilitate and improve its infrastructure systems. To replace and expand its water and wastewater utility infrastructure, Essential’s Aqua subsidiaries expect to invest approximately $550 million in 2020. The company expects to invest approximately $400 million in gas infrastructure in 2020. The capital investments made to rehabilitate and expand the infrastructure of the communities Essential serves are critical to its mission of delivering safe and reliable natural resources.

Rate activity

In 2019, the company’s Aqua subsidiaries in New Jersey, North Carolina, Ohio and Pennsylvania received rate awards or infrastructure surcharges totaling an estimated increase to annualized revenues of $58.2 million.

To date in 2020, the company’s Aqua subsidiaries in Illinois, Ohio and North Carolina have received rate awards or infrastructure surcharges totaling $4.8 million. Additionally, the company currently has rate proceedings pending in Indiana, New Jersey, North Carolina and Virginia totaling $8.3 million.

2020 Essential guidance highlights

The following is the 2020 full-year guidance:

•

Adjusted pro-forma income per diluted common share (non-GAAP) of $1.53 to $1.58. This illustrative guidance includes the full-year effects of the Peoples acquisition as if this transaction closed on January 1, 2020, by including an estimate of the results of Peoples for the period in 2020 prior to closing, excluding transaction-related expenses and the effects of transaction-related commitments to issue rate credits to utility customers.

•	3-year earnings growth CAGR 5-7% for 2019 through 2022, such that base is 2019 adjusted income per share (non-GAAP)

•	Infrastructure investments of approximately $550 million in 2020 for communities served by the water operations

•	Infrastructure investments of approximately $400 million in 2020 for communities served by the gas operations (assumes closing on March 16, 2020)

•	Infrastructure investments of approximately $2.8 billion through 2022 in existing water and gas operations to rehabilitate and strengthen systems

•	Rate base compound annual growth rate of 6 to 7 percent through 2022 in water; and 8 to 10 percent in gas through 2022

•	Total annual water customer growth of between 2 and 3 percent on average, depending upon regulatory approval

•	Closing of Peoples acquisition expected to occur on March 16, 2020

Please refer to the reconciliation of GAAP and non-GAAP financial measures later in this press release for additional information on Essential’s use of non-GAAP financial measures as a supplement to its GAAP results.

Essential does not guarantee future results of any kind. Guidance is subject to risks and uncertainties, including, without limitation, those factors outlined in the “Forward-Looking Statements” of this release and the “Risk Factors” section of the company’s annual and quarterly reports filed with the Securities and Exchange Commission.

2019 Earnings and Investor Day Information

Date: Feb. 27, 2020

Time: 8:30 a.m. EST

Location: New York Stock Exchange

Webcast and slide presentation link: https://www.essential.co/investor-relations

Replay Dial-in #: 888.203.1112 (U.S.) & +1 719.457.0820 (International)

Confirmation code: 6197673

The company’s presentation will take place on Thursday, Feb. 27, 2020 at 8:30 a.m. Eastern Standard Time. The presentation will be webcast live so that interested parties may listen over the internet by logging on to Essential.co and following the link for Investor Relations. The webcast will be archived in the Investor Relations section of the company’s website for 90 days following the call. Additionally, the call will be recorded and made available for replay at 2 p.m. on Feb. 27, 2020 for 10 business days following the call. To access the audio replay in the U.S., dial 888.203.1112 (pass code 9337082). International callers can dial +1 719.457.0820 (pass code 6197673).

About Essential

Essential Utilities is the second-largest publicly traded water utility in the U.S., and serves more than 3 million people in Pennsylvania, Ohio, North Carolina, Illinois, Texas, New Jersey, Indiana and Virginia. Upon closing on the Peoples acquisition, Essential Utilities will serve more than 2 million people in Pennsylvania, Kentucky and West Virginia. Essential is committed to proactive infrastructure investment, regulatory expertise, operational efficiency and environmental stewardship. The company recognizes the importance of water in everyday life and is proud to deliver safe, reliable services that contribute to the quality of life in the communities it serves. Essential’s common stock is listed on the New York Stock Exchange under the ticker symbol WTRG. Visit Essential.co for more information.

Forward-looking statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others: the guidance range of adjusted income per diluted common share for the fiscal year ending in 2020; the 3-year earnings growth from 2019 to 2022; the projected total water and wastewater customer growth for 2020; the anticipated amount of capital investment in 2020; the anticipated amount of capital investment from 2020 through 2022; the company’s anticipated rate base growth from 2020 through 2022; the company’s ability to close the Peoples acquisition; and the company’s expected timing of closing of the Peoples acquisition. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: the continuation of the company’s growth-through-acquisition program; the company’s ability to successfully complete its acquisition of Peoples; the company’s ability to successfully close its acquisition of Peoples in a timely manner; the company’s continued ability to adapt itself for the future and build value by fully optimizing company assets; general economic business conditions; the company’s ability to fund needed infrastructure; housing and customer growth trends; unfavorable weather conditions; the success of certain cost-containment initiatives; changes in regulations or regulatory treatment; availability and access to capital; the cost of capital; disruptions in the credit markets; the success of growth initiatives; the company’s ability to successfully close municipally owned systems presently under agreement; the company’s ability to continue to deliver strong results; the company’s ability to continue to pay its dividend, add shareholder value and grow earnings; municipalities’ willingness to privatize their water and/or wastewater utilities; the company’s ability to control expenses and create and maintain efficiencies; the company’s ability to acquire municipally owned water and wastewater systems listed in its “pipeline”; and other factors discussed in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, which are filed with the Securities and Exchange Commission. For more information regarding risks and uncertainties associated with Essential’s business, please refer to Essential’s annual, quarterly and other SEC filings. Essential is not under any obligation - and expressly disclaims any such obligation - to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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WTRGF

Financial Results

The company’s results stated here are unaudited. The final audited financial statements will be filed with the company’s annual report on Form 10-K. The following statements and tables show selected operating data for the quarter and year ended Dec. 31, 2019 and 2018 (in thousands, except per share data) for Essential Utilities, Inc. and subsidiaries.

Essential Utilities, Inc. and Subsidiaries

Selected Operating Data

(In thousands, except per share amounts)

(Unaudited)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
Operating revenues	$226,042	$205,747	$889,692	$838,091

Operations and maintenance expense	$85,321	$92,393	$333,102	$308,478

Net income (loss)	$64,227	$(3,657)	$224,543	$191,988

Basic net income (loss) per common share	$0.28	$(0.02)	$1.04	$1.08
Diluted net income (loss) per common share	$0.28	$(0.02)	$1.04	$1.08

Basic average common shares outstanding	232,107	177,987	215,550	177,904
Diluted average common shares outstanding	232,581	178,431	215,931	178,399

Essential Utilities, Inc. and Subsidiaries

Consolidated Statement of Income

(In thousands, except per share amounts)

(Unaudited)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
Operating revenues	$226,042	$205,747	$889,692	$838,091

Cost & expenses:
Operations and maintenance	85,321	92,393	333,102	308,478
Depreciation	40,066	35,995	158,179	146,032
Amortization	437	163	(1,703)	641
Taxes other than income taxes	14,917	14,402	59,955	59,762

Total	140,741	142,953	549,533	514,913

Operating income	85,301	62,794	340,159	323,178
Other expense (income):
Interest expense	33,142	26,388	125,383	99,054
Interest income	(7,287)	(39)	(25,406)	(152)
Allowance for funds used during construction	(3,892)	(4,513)	(16,172)	(13,023)
Change in fair value of interest rate swap agreements	—	59,779	23,742	59,779
Loss on debt extinguishment	—	—	18,528	—
Gain on sale of other assets	(480)	(116)	(923)	(714)
Equity earnings in joint venture	(292)	(573)	(2,210)	(2,081)
Other	1,006	631	5,691	1,996

Income (loss) before income taxes	63,104	(18,763)	211,526	178,319
Provision for income tax benefit	(1,123)	(15,106)	(13,017)	(13,669)

Net income (loss)	$64,227	$(3,657)	$224,543	$191,988

Net income (loss) per common share:
Basic	$0.28	$(0.02)	$1.04	$1.08
Diluted	$0.28	$(0.02)	$1.04	$1.08

Average common shares outstanding:
Basic	232,107	177,987	215,550	177,904

Diluted	232,581	178,431	215,931	178,399

Essential Utilities, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands, except per share amounts)

(Unaudited)

The Company is providing disclosure of the reconciliation of the non-GAAP financial measures to the most comparable GAAP financial measures. The Company believes that the non-GAAP financial measures “adjusted income” and “adjusted diluted income per common share” provide investors the ability to measure the Company’s financial operating performance by adjustment, which is more indicative of the Company’s ongoing performance and is more comparable to measures reported by other companies. The Company further believes that the presentation of these non-GAAP financial measures is useful to investors as a more meaningful way to compare the Company’s operating performance against its historical financial results.

This reconciliation includes a presentation of “adjusted income” and “adjusted diluted income per common share.” Both of these amounts are non-GAAP financial measures and have been adjusted to exclude the following:

(1) Transaction-related expenses for the Company’s pending Peoples acquisition, which consists of costs of $1,005 recorded as operations and maintenance expenses for the three months ended December 31, 2019 and $22,891 for the year ended December 31, 2019, primarily representing expenses associated with obtaining regulatory approvals, investment banking fees, legal expenses, and integration planning. Additionally, mark-to-market fair value adjustments of $23,742 for the year ended December 31, 2019 associated with our interest rate swap agreements for debt issued related to this transaction are included in transaction-related expenses. The interest rate swap agreements were settled on April 24, 2019, which coincided with the debt financings to partially fund the Peoples acquisition. Further, expenses of $19,433 for the year ended December 31, 2019 associated with the refinancing of existing debt that occurred in May 2019 are included in transaction-related expenses;

(2) Pre-acquisition interest expense of $4,684, net of interest income of $2,041 for the three months ended December 31, 2019 and $12,933, net of interest income of $6,972 for the year ended December 31, 2019, commencing in the second quarter of 2019 for funds borrowed for our pending acquisition of Peoples since the acquisition for which the funds were borrowed for is not yet complete;

(3) On April 26, 2019, the Company issued $313,500 of notes so as to complete an early extinguishment of $313,500 of existing debt on May 18, 2019. The Company incurred overlapping net interest expense during this 22-day period of $452, based on interest expense incurred of $858, net of interest income earned of $406;

(4) Interest income earned on the proceeds received from our April 2019 equity offerings of common shares and tangible equity units;

(5) The income tax impact of the non-GAAP adjustments described above; and

(6) The effect on average diluted shares outstanding of the shares issued in April 2019 for our common share and tangible equity unit issuances for our acquisition of Peoples since the acquisition for which the equity offerings were issued for is not yet complete.

These financial measures are measures of the Company’s operating performance that do not comply with U.S. generally accepted accounting principles (GAAP), and are thus considered to be “non-GAAP financial measures” under applicable Securities and Exchange Commission regulations. These non-GAAP financial measures are derived from our consolidated financial information, and should only be used as a supplement to our GAAP disclosures, and should not be considered as a substitute for measures of financial performance prepared in accordance with GAAP.

The following reconciles our GAAP results to the non-GAAP information we disclose :

	Quarter Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
Net income (loss) (GAAP financial measure)	$64,227	$(3,657)	$224,543	$191,988
Adjustments:
(1) Transaction-related expenses for the Peoples transaction	613	73,963	66,066	73,963
(2) Pre-acquisition interest expense for funds borrowed for acquisition of Peoples, net	2,643	—	5,961	—
(3) Overlapping net interest expense on refinanced debt	—	—	452	—
(4) Interest income earned on proceeds from April 2019 equity offerings	(6,898)	—	(23,377)	—
(5) Income tax effect of non-GAAP adjustments	777	(15,127)	(10,149)	(15,127)

Adjusted income (Non-GAAP financial measure)	$61,362	$55,179	$263,496	$250,824

Net income (loss) per common share (GAAP financial measure):
Basic	$0.28	$(0.02)	$1.04	$1.08
Diluted	$0.28	$(0.02)	$1.04	$1.08
Adjusted income per common share (Non-GAAP financial measure):
Diluted	$0.34	$0.31	$1.47	$1.41
Average common shares outstanding:
Basic	232,107	177,987	215,550	177,904

Diluted	232,581	178,431	215,931	178,399

Average common shares outstanding:
Shares used in calculating diluted net income per common share	232,581	178,431	215,931	178,399
(6) Adjustment for effects of April 2019 common share issuance	(37,370)	—	(25,903)	—
(6) Adjustment for effects of April 2019 tangible equity unit issuance	(16,271)	—	(11,278)	—

Shares used in calculating adjusted diluted income per common share (Non-GAAP financial measure)	178,940	178,431	178,750	178,399

Essential Utilities, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Financial Measure

(Unaudited)

The Company is providing disclosure of the reconciliation of the Company’s outlook of the non-GAAP financial measure “adjusted diluted income per common share” to the most comparable GAAP financial measure “diluted net income per common share.” The diluted income per share guidance for 2020 assumes that the Peoples acquisition is completed in March 2020. The Company believes that the non-GAAP financial measure “adjusted diluted income per common share” for Essential’s 2020 full-year illustrative guidance provides investors the ability to measure the Company’s future financial operating performance with adjustments, by providing an estimate of the full-year effects of the Peoples acquisition as if this transaction closed on January 1, 2020. The adjusted results are more indicative of the Company’s future performance and are more comparable to measures reported by other companies. The Company believes that the presentation of this non-GAAP financial measure is more indicative of the Company’s future performance and is more comparable to measures reported by other companies.

This reconciliation includes a presentation of the non-GAAP financial measure “adjusted diluted income per common share” for Essential’s 2020 full-year guidance and has been adjusted for the following items:

(1) Excludes transaction-related expenses for the Company’s pending Peoples acquisition, which consists of costs primarily representing expenses associated with obtaining regulatory approvals, investment banking fees, legal expenses, and integration planning;

(2) Excludes the impact of Peoples transaction-related rate credits of $23 million to be granted to Pennsylvania water and gas customers;

(3) In order to illustrate the full-year 2020 effects of the Peoples acquisition as if this transaction closed on January 1, 2020, this adjustment includes both the estimated impact of Peoples Gas pre-tax operating results for the period in 2020 prior to closing, as well as the additional net interest expense expected to have been incurred for partially funding the estimated purchase price of Peoples;

(4) Excludes the income tax impact of the non-GAAP adjustments described above.

This financial measure is a measure of the Company’s operating performance that does not comply with U.S. generally accepted accounting principles (GAAP), and is thus considered to be a “non-GAAP financial measure” under applicable Securities and Exchange Commission regulations. The non-GAAP financial measure is provided to supplement the Company’s GAAP outlook and should not be considered as a substitute for measures of financial performance prepared in accordance with GAAP.

The following reconciles Essential’s 2020 full-year guidance GAAP outlook to the non-GAAP information that we have provided:

Diluted net income per common share for Essential’s full year 2020 guidance (GAAP financial measure)	$ 1.05 to $1.10
Adjustments on a per share basis:
(1) Transaction-related expenses for Peoples transaction	$ 0.10 +/- $0.01
(2) Peoples transaction-related commitment to grant rate credits to utility customers	$ 0.09 +/- $0.01
(3) Adjustment to provide full-year run rate of Peoples operating results, including additional net interest expense	$ 0.40 +/- $0.02
(4) Income tax effect of non-GAAP adjustments	($ 0.10) +/- $0.02

Adjusted diluted income per common share for Essential’s full year 2020 guidance (Non-GAAP financial measure)	$ 1.53 to $1.58

Essential Utilities, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands of dollars)

(Unaudited)

	December 31,	December 31,
	2019	2018
Net property, plant and equipment	$6,345,790	$5,930,326
Current assets	2,012,738	147,172
Regulatory assets and other assets	1,003,457	886,998

Total assets	$9,361,985	$6,964,496

Total equity	$3,880,860	$2,009,364
Long-term debt, excluding current portion, net of debt issuance costs	2,943,327	2,398,464
Current portion of long-term debt and loans payable	130,775	159,994
Other current liabilities	188,074	238,983
Deferred credits and other liabilities	2,218,949	2,157,691

Total liabilities and equity	$9,361,985	$6,964,496